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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Transkaryotic Therapies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSKARYOTIC THERAPIES, INC.
700 Main Street
Cambridge, Massachusetts 02139
(617) 349-0200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 10, 2003

        The 2003 Annual Meeting of Stockholders of Transkaryotic Therapies, Inc. (the "Company") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on Tuesday, June 10, 2003 at 10:00 a.m., Eastern Standard Time (the "Annual Meeting"), to consider and act upon the following matters:

  1.
  To elect seven directors to serve until the 2004 Annual Meeting of Stockholders.

  2.
  To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The Board of Directors presently has no knowledge of any other business to be transacted at the Annual Meeting or at any adjournment thereof.

        The Board of Directors has fixed the close of business on Wednesday, April 16, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of our stockholders entitled to notice of and to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for ten days prior to the Annual Meeting and at the time and place of the Annual Meeting.

Order of the Board of Directors, Philip T. Chase, Secretary

Cambridge, Massachusetts
April 30, 2003

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

TRANSKARYOTIC THERAPIES, INC.
700 Main Street
Cambridge, Massachusetts 02139

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
June 10, 2003

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Transkaryotic Therapies, Inc. ("TKT" or the "Company") for use at the 2003 Annual Meeting of Stockholders of TKT to be held on June 10, 2003 (the "Annual Meeting") and at any adjournment of the Annual Meeting.

        All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

        The Notice of Meeting, this proxy statement, the enclosed Proxy, and the Company's Annual Report to Stockholders, including the Company's Annual Report on Form 10-K (other than exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2002, are being mailed to stockholders on or about May 7, 2003. Exhibits to the Company's Annual Report on Form 10-K will be provided upon written request and payment of an appropriate processing fee. Please address all such requests to the Company, Attention: Investor Relations, 700 Main Street, Cambridge, Massachusetts 02139.

Voting Securities and Votes Required

        On April 16, 2003, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 34,867,993 shares of Common Stock of the Company, par value $0.01 per share ("Common Stock"). Holders of Common Stock are entitled to one vote per share.

        The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall be necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Annual Meeting, regardless of how or whether such shares of Common Stock are voted.

        The affirmative vote of a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting is required for the election of directors. Shares will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matters if the holder of the shares withholds authority to vote for a particular director nominee or nominees or if the shares are held in "street name" by brokers of nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter. As a result, withheld shares and "broker non-votes" will have no effect on the voting for the election of directors or on such other matters that require the affirmative vote of a certain percentage of shares voting on the matter.

Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information, as of March 1, 2003 (except as otherwise stated in the footnotes to this table), regarding the ownership of the Company's Common Stock by (i) each person known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each of the directors of the Company, (iii) each of the executive officers and former executive officers of the Company named in the Summary Compensation Table (collectively, the "Named Executive Officers") and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)		Percentage of Common Stock Outstanding(2)
Five Percent Holders
Warburg, Pincus Equity Partners, L.P. 466 Lexington Avenue, 10th Floor New York, NY 10017-3147	5,038,395	(3)	14.5%
Deutsche Bank AG. Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	3,690,059	(4)	10.6%
FMR Corp. 82 Devonshire Street Boston, MA 02109	3,104,071	(5)	8.9%
Aventis Holdings Inc. 3711 Kennett Pike, Suite 200 Greenville, Delaware 19801	2,187,408	(6)	6.3%
Capital Group International, Inc 11100 Santa Monica Boulevard Los Angeles, CA 90025	1,877,770	(7)	5.4%
Directors and Named Executive Officers
Michael J. Astrue	0		*
Daniel E. Geffken	161,000	(8)	*
Walter Gilbert, Ph.D.	23,917	(9)	*
Jonathan S. Leff c/o Warburg Pincus LLC 466 Lexington Avenue, 10th Floor New York, NY 10017-3147	5,038,943	(10)	14.5%
William R. Miller	52,428	(11)	*
Rodman W. Moorhead, III c/o Warburg Pincus LLC 466 Lexington Avenue, 10th Floor New York, NY 10017-3147	5,092,861	(12)	14.6%
David D. Pendergast, Ph.D.	23,611	(13)	*
Richard F Selden, M.D., Ph.D.	852,733	(14)	2.4%
James E. Thomas	37,057	(15)	*
Douglas A. Treco, Ph.D.	318,118	(16)	*
Wayne P. Yetter	6,750	(17)	*
All directors and current executive officers as a group (10 individuals)	5,526,372	(18)	15.7%

*
Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.
(1)
The number of shares beneficially owned by each person is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has the sole or shared voting power or investment power and also any shares which the person has the right to acquire within 60 days of March 1, 2003 through the exercise of any stock option or other right. Except as indicated in the footnotes to this table, each person or entity listed has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)
The number of shares of Common Stock deemed outstanding for purposes of determining the percentage of Common Stock held by a person or entity includes 34,855,384 shares outstanding as of March 1, 2003, and any shares subject to issuance upon exercise of options or other rights held by such person or entity that were exercisable on or exercisable within 60 days after March 1, 2003.
(3)
The stockholders are Warburg, Pincus Equity Partners, L.P., including three affiliated partnerships ("WPEP"). Warburg, Pincus & Co. ("WP") is the sole general partner of WPEP. WPEP is managed by Warburg Pincus LLC ("WP LLC").
(4)
The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on February 14, 2003 by Deutsche Bank AG ("DBAG"). Shares deemed beneficially owned by DBAG include shares owned by various entities affiliated with DBAG, including Deutsche Investment Management Americas Inc., Deutsche Bank Trust Company Americas, Deutsche Asset Management Investmentgesellschaft mbH, and Deutsche Asset Management Europe GmbH. DBAG has (i) sole voting power as to all of these shares, (ii) shared voting power as to 15,600 of these shares, (iii) sole dispositive power as to 3,636,856 of these shares, and (iv) shared dispositive power as to 39,800 of these shares.
(5)
The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on February 14, 2003 by FMR Corp. ("FMR"). Fidelity Management & Research Company, a wholly-owned subsidiary of FMR, is deemed a beneficial owner as a result of its role as investment advisor to various entities affiliated with FMR, including Fidelity Growth Company Fund, which directly owns approximately 2,704,188 of the shares reported as held by FMR Corp. Edward C. Johnson, 3d, Chairman of FMR, and Abigail Johnson, a Director of FMR, own 12% and 24.5% of the aggregate outstanding voting stock of FMR, respectively. Edward C. Johnson 3d and FMR, through their control of Fidelity Management & Research Company, each have the sole power to dispose of all of these shares. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds' Boards of Trustees.
(6)
The information presented herein is as reported in, and based solely upon, a Schedule 13D/A filed with the SEC on January 24, 2002 by Aventis Holdings Inc., a Delaware corporation ("AHI"). AHI is an indirect subsidiary of Aventis S.A., a French corporation ("Aventis") headquartered in Strasbourg, France. AHI is a holding company for a portion of the U.S. operations of Aventis. Rhone-Poulenc Rorer Inc., 300 Somerset Corporate Boulevard, Bridgewater, New Jersey 08807, owns 100% of the equity of AHI. AHI has sole voting power and sole dispositive power as to all of these shares.
(7)
The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on February 11, 2003 by Capital Group International, Inc. ("CGII") CGII is deemed a beneficial owner as a result of its role as investment advisor to various entities affiliated with CGII, including Capital Guardian Trust Company. Capital Guardian Trust Company is deemed to be the beneficial owner of these shares as a result of serving as the investment manager of various institutional accounts. CGII has (i) sole voting power as to 1,322,620 of these shares, (ii) shared voting power as to none of these shares, (iii) sole dispositive power as to 1,877,770 of these shares, and (iv) shared dispositive power as to none of these shares. Capital Guardian Trust Company has (i) sole voting power as to 1,322,620 of these shares, (ii) shared voting power as to none of these shares, (iii) sole dispositive power as to 1,877,770 of these shares, and (iv) shared dispositive power as to none of these shares.
(8)
Shares deemed to be beneficially owned by Mr. Geffken consist of 161,000 shares of Common Stock issuable within 60 days of March 1, 2003 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan. Mr. Geffken resigned from the Company in April 2003.

(9)
Shares deemed to be beneficially owned by Dr. Gilbert consist of 23,917 shares of Common Stock issuable within 60 days of March 1, 2003 upon exercise of outstanding stock options granted under the Company's 1993 Non-Employee Directors' Stock Option Plan.
(10)
Shares deemed to be beneficially owned by Mr. Leff include 5,038,395 shares of Common Stock held by WPEP, WP and their affiliates, and 548 shares of Common Stock held by Mr. Leff. Mr. Leff is a general partner of WP and a managing director and member of WP LLC. Shares held by WPEP, WP and their affiliates are included because of Mr. Leff's affiliation with the Warburg Pincus entities. Mr. Leff disclaims beneficial ownership of all shares held by WPEP, WP and their affiliates.
(11)
Shares deemed to be beneficially owned by Mr. Miller include 18,500 shares of Common Stock issuable within 60 days of March 1, 2003 upon exercise of outstanding stock options granted under the Company's 1993 Non-Employee Directors' Stock Option Plan.
(12)
Shares deemed to be beneficially owned by Mr. Moorhead include 5,092,861 shares of Common Stock held by WPEP, WP and their affiliates, and 54,466 shares of Common Stock held by Mr. Moorhead. Mr. Moorhead is a general partner of WP and a managing director and member of WP LLC. Shares held by WPEP, WP and their affiliates are included because of Mr. Moorhead's affiliation with the Warburg Pincus entities. Mr. Moorhead disclaims beneficial ownership of all shares held by WPEP, WP and their affiliates.
(13)
Shares deemed to be beneficially owned by Dr. Pendergast consist of 23,611 shares of Common Stock issuable within 60 days of March 1, 2003 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.
(14)
Shares deemed to be beneficially owned by Dr. Selden include 343,571 shares of Common Stock issuable within 60 days of March 1, 2003 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan. Dr. Selden resigned from the Company in April 2003.
(15)
Shares deemed to be beneficially owned by Mr. Thomas include 6,750 shares of Common Stock issuable within 60 days of March 1, 2003 upon exercise of outstanding stock options granted under the Company's 1993 Non-Employee Directors' Stock Option Plan.
(16)
Shares deemed to be beneficially owned by Dr. Treco include 161,714 shares of Common Stock issuable within 60 days of March 1, 2003 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.
(17)
Shares deemed to be beneficially owned by Mr. Yetter consist of 6,750 shares of Common Stock issuable within 60 days of March 1, 2003 upon exercise of outstanding stock options granted under the Company's 1993 Non-Employee Directors' Stock Option Plan.
(18)
Includes 750,813 shares of Common Stock issuable within 60 days of March 1, 2003 upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan and 1993 Non-Employee Directors' Stock Option Plan. Shares owned by WPEP, WP and their affiliates attributable to both Mr. Leff and Mr. Moorhead are counted only once.

ELECTION OF DIRECTORS

        Directors are to be elected at the Annual Meeting. The Board of Directors has fixed the number of directors at seven for the coming year. The Company's By-laws provide that the Directors of the Company will be elected at each Annual Meeting of the Company to serve until the next Annual Meeting or until their successors are duly elected and qualified.

        The full Board of Directors and the Nominating Committee recommend that the nominees named below be elected directors of the Company. The persons named in the enclosed proxy, Michael J. Astrue and David D. Pendergast, will vote to elect the nominees named below as Directors of the Company unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Each nominee is presently serving as a Director and has consented to being named in this proxy statement and to serve if elected. If for any reason any nominee should become unavailable for election prior to the Annual Meeting, the persons acting under the proxy may vote the proxy for the election of a substitute. It is not presently expected that any of the nominees will be unavailable for election.

Nominees for Election to the Board of Directors

        Set forth below are the name, age and length of service as a director for each member of the Board of Directors and the positions and offices held by him, his principal occupation and business experience during the past five years and the names of other publicly-held companies of which he serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director, as of March 1, 2003, appears under "Security Ownership of Certain Beneficial Owners and Management."

        Michael J. Astrue, age 46, has served as a Director since February 2003. Since February 2003, Mr. Astrue has served as President and Chief Executive Officer of the Company. Mr. Astrue, who previously served as TKT's Senior Vice President, Administration and General Counsel beginning in May 2000, had resigned from the Company in January 2003. From June 1993 to July 1999, Mr. Astrue served as General Counsel at Biogen Inc., a biotechnology company.

        Walter Gilbert, Ph.D., age 71, has served as a Director since April 2000. Since 1987, he has been the Carl M. Loeb University Professor in the Department of Molecular and Cellular Biology at Harvard University. Dr. Gilbert is also Managing Director of BioVentures Investors, a healthcare investment firm. Dr. Gilbert won the Nobel Prize in Chemistry in 1980. Previously, he was a founder and Chief Executive Officer of Biogen, Inc., a biotechnology company. Dr. Gilbert is also Vice Chairman of the Board of Myriad Genetics, Inc., a biotechnology company.

        Jonathan S. Leff, age 34, has served as a Director since June 2000. Since 1996, Mr. Leff has been with Warburg Pincus LLC (formerly E.M. Warburg, Pincus & Co., LLC), a private equity investment firm, where he currently serves as Managing Director. Prior to becoming Managing Director, Mr. Leff worked at WP LLC as a Vice President from January 1999 to December 1999 and as an Associate from July 1996 to December 1998. Mr. Leff is a Director of Intermune, Inc. and ZymoGenetics, Inc., both of which are biotechnology companies.

        William R. Miller, age 75, has served as a Director since September 1991. In January 1991, he retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb Company, a

pharmaceutical company, a position he had held since 1985. Mr. Miller is the former Chairman and Director of the Pharmaceutical Manufacturers Association, is currently Chairman of the Board of Directors of Vion Pharmaceuticals, Inc., a biotechnology company, and Cold Spring Harbor Laboratory, and a Director of ImClone Systems, Inc., a biotechnology company.

        Rodman W. Moorhead, III, age 59, has served as Chairman of the Board of Directors since May 1992. Since 1973, he has been with WP LLC, a private equity investment firm, where he currently serves as a Managing Director and Senior Advisor. He is also a Director of Chancellor Beacon Academics, Inc., an operator of charter schools and for-profit elementary schools, Coventry Health Care, Inc., a health maintenance organization, ElderTrust, a healthcare real estate investment company, and Scientific Learning Corporation, a computertized special education training company.

        James E. Thomas, age 42, has served as a Director since May 1992. Mr. Thomas currently serves as Managing Partner of Thomas, McNerney & Partners, LLC, a private equity investment firm. From 1989 to 2000, Mr. Thomas was with WP LLC, a private equity investment firm, where he most recently served as Managing Director. Mr. Thomas is also a Director of The Medicines Company, Inc., a biotechnology company, and Wright Medical Group, Inc., a medical device company.

        Wayne P. Yetter, age 57, has served as a Director since November 1999. Since September 2000, Mr. Yetter has served as Chairman of the Board of Directors and Chief Executive Officer of Synavant Inc., formerly a subsidiary of IMS Health, Inc., a pharmaceutical relationship management solutions company. From 1999 to 2000, Mr. Yetter served as Chief Operating Officer at IMS Health, Inc., which provides information services for the healthcare industry. From 1997 to 1999, he served as President and Chief Executive Officer of Novartis Pharmaceutical Corporation, a pharmaceutical company. From 1991 to 1997, Mr. Yetter served as President and Chief Executive Officer of Astra Merck, Inc., a pharmaceutical company. Mr. Yetter also serves as a Director of Noven Pharmaceuticals Inc.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF
THE NOMINEES DESCRIBED ABOVE.

Board and Committee Meetings

        The Board of Directors held eight meetings during 2002, four of which were telephonic. Each director, other than Dr. Gilbert, attended at least 75% of the meetings of the Board of Directors and all committees of the Board on which he served during 2002 either in person or telephonically.

        The Board of Directors has a Compensation Committee, a Nominating Committee and an Audit Committee.

Compensation Committee

        Messrs. Miller and Moorhead currently serve on the Compensation Committee. The Compensation Committee, among other things, makes recommendations concerning salaries of each executive officer of the Company and administers all incentive or stock option plans or arrangements established by the Company, including the grant of stock options and the issuance of restricted shares to employees, on behalf of the Board of Directors. The Compensation Committee also advises management with respect to the terms of any employment agreements and arrangements with, and termination of, all executive officers of the Company. The Compensation Committee met twice during 2002. See "Report of the Compensation Committee" below.

Nominating Committee

        Messrs. Leff, Thomas, and Yetter currently serve on the Nominating Committee. The Nominating Committee nominated persons to serve as members of the Company's Board of Directors and recommends directors to serve on various Board committees. The Nominating Committee will consider for nomination to the Board of Directors candidates suggested by the stockholders, provided that such recommendations are delivered to the Company, with an appropriate biographical summary, no later than the deadline for submission of stockholder proposals. The Nominating Committee was formed in 2002 and met once.

Audit Committee

        Messrs. Miller, Thomas, and Yetter currently serve on the Audit Committee. As specified in the Audit Committee's charter, a copy of which was attached to the Company's proxy statement for the Company's 2001 annual meeting of stockholders, the Audit Committee reviews, acts upon, and reports to the Company's Board of Directors with respect to accounting, reporting, and financial practices of the Company. Its responsibilities include oversight of the Company's financial reporting process, reviewing the Company's financial statements, and other financial disclosures and reviewing the adequacy of the Company's systems of internal controls. As part of these responsibilities, the Audit Committee meets regularly with Ernst & Young LLP ("Ernst & Young"), the Company's independent auditors, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee reviews the qualifications, independence and performance of the Company's independent auditors, and the scope and fees of their audit. The Audit Committee also reviews and approves their non-audit services and related fees. The Audit Committee met nine times during 2002. See "Report of the Audit Committee" below.

Directors' Compensation

        The Company compensates directors who are not employees of the Company for service as directors. The Company pays these directors in the amount of $1,000 for each meeting of the Board they attend, other than telephonic meetings. The Company did not pay Messrs. Moorhead and Leff for their respective service as directors in 2002. The Company does not compensate non-employee directors for attendance at meetings of committees of the Board.

        In addition, the Company grants non-employee directors stock options under the Company's 1993 Non-Employee Directors' Stock Option Plan (the "1993 Directors' Plan") and may grant the directors options under the 2002 Stock Incentive Plan.

        The 1993 Directors' Plan provides for the automatic grant of stock options to purchase 6,750 shares of the Company's Common Stock on the first business day immediately following each annual meeting of stockholders to each director who is not an employee of the Company or of any subsidiary, affiliate or five or more percent stockholder of the Company. Options granted under the 1993 Directors Plan vest over a period of three years and have an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant. Any director who becomes an employee of the Company shall cease to be eligible for any further option grants under the 1993 Directors' Plan while an employee, but shall not, by reason of becoming such an employee, cease to be eligible to retain options previously granted under the 1993 Directors' Plan. Currently, Dr. Gilbert and Messrs. Miller, Thomas and Yetter are eligible to receive option grants under the 1993 Directors' Plan.

        In 2002, each of Dr. Gilbert and Messrs. Miller, Thomas and Yetter received $4,000 and stock options to purchase 6,750 shares at an exercise price of $36 per share.

        The 1993 Directors' Plan expires in June 2003. The Company will continue to grant options under the 1993 Directors' Plan to non-employee directors through June 2003. Upon expiration of the 1993 Directors' Plan, the Company intends to grant options to non-employee directors under the Company's 2002 Stock Incentive Plan.

        The 2002 Stock Incentive Plan does not provide for an automatic grants to directors. However, the Board of Directors has provided, through resolution, for an annual stock option grant to Non-Employee Directors of 6,750 shares of the Company's Common Stock under the 2002 Stock Incentive Plan to be granted on the date of each annual meeting. Such options shall vest in three equal annual installments and the exercise price shall be the closing price of the Company's Common Stock on the NASDAQ National Market on the date of grant.

Certain Transactions

        TKT entered into an agreement with Aventis Pharma ("Aventis") in May 1994 with respect to Dynepo, the Company's product for the treatment of anemia related to chronic renal failure. Under the agreement, TKT granted Aventis the exclusive worldwide rights to make, use, and sell Dynepo. Under the agreement, TKT has the potential to receive up to $38.0 million, consisting of license fess, equity investments, milestone payments, and research funding. The remaining payments are contingent upon the achievement of regulatory and commercial milestones. In 2000, Aventis relinquished its rights to market and sell Dynepo in Japan to TKT.

        The Company and Aventis have been involved in a patent infringement action with Amgen Inc. ("Amgen") and Kirin-Amgen, Inc. ("Kirin-Amgen") with respect to Dynepo. The Company is required to reimburse Aventis, which is paying the expenses for the Amgen and Kirin-Amgen litigation, for 50% of the expenses. Aventis is entitled to deduct up to 50% of any royalties due to the Company from the sale of Dynepo until Aventis has recouped the full amount of TKT's share of litigation expenses. The Company currently estimates that its share of the litigation will total between $10 million and $20 million by the time the matter is finally adjudicated.

Executive Compensation

        Summary Compensation Table.    The table below sets forth certain compensation information for the chief executive officer of the Company during the year ended December 31, 2002, and the four other most highly compensated executive officers of the Company who were serving at the end of the year ended December 31, 2002, collectively, also referred to as the Named Executive Officers.

SUMMARY COMPENSATION TABLE

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)(1)		Other Annual Compensation($)(2)			Securities Underlying Options(#)	All Other Compensation ($)(3)
Richard F Selden, M.D., Ph.D(4) Former President and Chief Executive Officer	2002 2001 2000	$450,000 400,000 350,000	$	— 150,000 140,000	$	— — 348,054	(5)	— 50,000 60,000	$6,063 45,813 25,790
Michael J. Astrue(6) Current President and Chief Executive Officer Former Senior Vice President, Administration and General Counsel	2002 2001 2000	308,000 285,000 155,448		— 85,000 60,000		— — —		— 36,000 36,000	6,310 46,060 24,088
Daniel E. Geffken(7) Former Senior Vice President, Finance and Chief Financial Officer	2002 2001 2000	302,400 280,000 225,000		— 100,000 75,000		— — —		— 30,000 36,000	6,310 45,790 15,722
David D. Pendergast, Ph.D(8) Executive Vice President, Operations	2002 2001 2000	278,333 13,327 —		— — —		— — —		— 100,000 —	6,742 6,052 —
Douglas A. Treco, Ph.D. Senior Vice President, Research and Development	2002 2001 2000	313,923 285,000 250,000		— 85,000 75,000		— — —		— 30,000 36,000	6,344 45,790 25,805

(1)
Bonuses indicated as earned in any year were generally paid in the first quarter of the following year.

(2)
In accordance with the rules promulgated by the SEC, Other Annual Compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for the year indicated.

(3)
All Other Compensation in 2002 includes the following: (a) the Company's contributions under the Company's 401(k) Plan in the amount of $5,500 for each of the Named Executive Officers; and (b) the taxable portion of group term life insurance premiums paid by the Company for Dr. Selden in the amount of $563, Mr. Astrue in the amount of $810, Mr. Geffken in the amount of $810, Dr. Pendergast in the amount of $1243, and Dr. Treco in the amount of $844.

All Other Compensation in 2001 includes the following: (a) the Company's contributions under the Transkaryotic Therapies, Inc. Deferred Compensation Plan adopted October 1, 2000 in the amount of $40,000 for each of the Named Executive Officers, other than Dr. Pendergast; (b) the Company's contributions under the Company's 401(k) Plan in the amount of $5,250 for each of the Named Executive Officers, other than Dr. Pendergast; (c) the taxable portion of group term life insurance premiums paid by the Company for Dr. Selden in the amount of $563, Mr. Astrue in the amount of $810, Mr. Geffken in the amount of $540, and Dr. Treco in the amount of $540; and (d) $6,000 earned by Dr. Pendergast for consulting services provided to the Company prior to commencing employment with the Company.

All Other Compensation in 2000 includes the following: (a) the Company's contributions under the

  Transkaryotic Therapies, Inc. Deferred Compensation Plan adopted October 1, 2000, in the amount of $20,000 for each of Drs. Selden and Treco and Mr. Astrue, and in the amount of $10,000 for Mr. Geffken; (b) the Company's contributions under the Company's 401(k) plan in the amount of $5,250 for Drs. Selden and Treco and Mr. Geffken and in the amount of $3,750 for Mr. Astrue; and (c) the taxable portion of the group term life insurance premiums paid by the Company for Dr. Selden in the amount $540, Dr. Treco in the amount of $555, Mr. Geffken in the amount of $472 and Mr. Astrue in the amount of $338.

(4)
Dr. Selden resigned as President and Chief Executive Officer of the Company effective as of February 11, 2003. From February 2003 to April 15, 2003, Dr. Selden acted as a senior advisor to the Company.

(5)
Other Annual Compensation for Dr. Selden includes $15,264 in 2000, for the payment of certain travel related expenses and also includes amounts for the payment of insurance premiums and certain financial planning services and the reimbursement of the related tax liability for such expenses. In addition, such amount for 2000 includes the forgiveness of an outstanding loan and reimbursement of the related tax liability for such forgiveness.

(6)
Mr. Astrue commenced employment with the Company in May 2000. In January 2003, Mr. Astrue resigned as the Company's Senior Vice President, Administration and General Counsel. In February 2003, Mr. Astrue rejoined the Company as President and Chief Executive Officer of the Company.

(7)
Mr. Geffken resigned as Senior Vice President and Chief Financial Officer of the Company in April 2003.

(8)
Dr. Pendergast commenced employment with the Company in December 2001.

        Option Grants in 2002.    The Company did not grant any options during the year ended December 31, 2002 to the Named Executive Officers.

        Option Exercises and Year-End Values.    The following table sets forth certain information regarding the aggregate shares of Common Stock acquired upon stock option exercises by the Named Executive Officers and the value realized upon such exercises during the year ended December 31, 2002, as well as certain information regarding the value of exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise(#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable / Unexercisable(#)	Value of Unexercised In-the-Money Options at Fiscal Year-End(2) Exercisable / Unexercisable
Richard F Selden, M.D., Ph.D.	20,000	746,444	326,905 / 16,666	$1,074,008	—
Michael J. Astrue	—	—	118,000 / 104,000	—	—
Daniel E. Geffken	—	—	146,000 / 25,000	—	—
David D. Pendergast, Ph.D.	—	—	23,611 / 76,389	—	—
Douglas A. Treco, Ph.D.	—	—	161,714 / 10,000	254,369	—

(1)
Value realized is calculated based on the difference between the option exercise price and the closing market price of the Company's Common Stock on the NASDAQ National Market on the date of exercise, multiplied by the number of shares exercised.

(2)
Value of Unexercised In-the-Money Options at Fiscal Year-End is calculated based on the difference between $9.90, the last sales price of the Company's Common Stock as reported by the NASDAQ National Market on December 31, 2002, and the exercise price of the option, multiplied by the number of shares underlying the option.

Securities Authorized for Issuance under Equity Compensation Plans

        The following table provides information as of December 31, 2002 about the Company's Common Stock that may be issued upon exercise of options, warrants and rights under all of the Company's equity compensation plans as of December 31, 2002, including the 1993 Non-Employee Directors' Stock Option Plan, 1993 Long-Term Incentive Plan, as amended, 2001 Non-Officer, Non-Director Employee Stock Incentive Plan, and 2002 Stock Incentive Plan, as amended. The Company's stockholders have approved all of these plans other than the 2001 Non-Officer, Non-Director Employee Stock Incentive Plan.

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Security Holders	2,967,324	$27.16	3,234,775
Equity Compensation Plans Not Approved by Security Holders	1,903,542	$29.40	51,800

Total	4,870,866	$27.83	3,286,575

Material Terms of Plans Not Approved by the Company's Stockholders

2001 Non-Officer, Non-Director Employee Stock Incentive Plan

        The 2001 Non-Officer, Non-Director Employee Stock Incentive Plan (the "2001 Plan") provides for the grant of non-statutory stock options and restricted stock awards (collectively, "Awards"). All of the Company's employees (and any individuals who have accepted an offer for employment), other than those employees who are also officers or directors of the Company, and all of the Company's consultants and advisors are eligible to receive Awards under the 2001 Plan. Subject to adjustments as described in the 2001 Plan, Awards may be made under the 2001 Plan for up to 2,000,000 shares of the Company's Common Stock.

        The 2001 Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2001 Plan and to interpret the provisions of the 2001 Plan. Pursuant to the terms of the 2001 Plan, the Board of Directors may delegate authority under the 2001 Plan to one or more committees or subcommittees of the Board of Directors. The Board of Directors has authorized the Compensation Committee to administer certain aspects of the 2001 Plan, including the granting of options to newly hired employees. The Board may amend, suspend or terminate the 2001 Plan or any portion thereof at any time.

        The Company's Board of Directors has the authority to grant non-statutory stock options under the 2001 Plan and to determine the number of shares of Common Stock to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option. The Board shall establish the exercise price at the time each option is granted and specify it in the applicable instrument evidencing the grant of the option. Each option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable instrument evidencing the grant of the option. No option granted under the Plan shall be intended to be an "incentive stock option" as defined in Section 422 of the Internal Revenue Code, as amended in 1986.

        The Board may grant restricted stock awards entitling participants to acquire shares of Common Stock under the 2001 Plan, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the participant in the event that conditions specified by the Board in the instrument evidencing the restricted stock award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such award. The Board shall determine the terms and conditions of any such restricted stock award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

Employment and Severance Agreements

        The Company is a party to employment agreements with Mr. Astrue and Drs. Pendergast and Treco. Each employment agreement contains provisions for establishing the annual base salary and bonus for each such executive officer. Pursuant to the terms of their employment agreements, the 2003 annual base salary for each of Mr. Astrue, Dr. Pendergast, and Dr. Treco has been established at $400,000, $350,000, and $308,000, respectively. Mr. Astrue agreed to forego his base salary for the first three months of his employment, which commenced in February 2003. In addition, under their employment agreements, each of Mr. Astrue and Drs. Pendergast and Treco is eligible to receive an annual bonus based upon the achievement of individual and Company goals in the discretion of the Board. The employment agreements, which have no specific termination date, may be terminated by the executive or by the Company.

        Under Mr. Astrue's employment agreement, if the Company terminates Mr. Astrue's employment without cause (as defined therein), or if Mr. Astrue terminates his employment for good reasons (as defined therein), the Company is required to pay to Mr. Astrue severance payments at his base salary rate for 18 months. If the Company terminates Mr. Astrue's employment due to Mr. Astrue's physical or mental incapacity, the Company is required to make severance payments to Mr. Astrue at his base salary rate until February 2007.

        Under Dr. Pendergast's and Dr. Treco's employment agreements, if the Company terminates the executive's employment without cause (as defined therein), or, in some cases, if the executive terminates his employment for certain reasons, the Company is required to pay to such executive severance payments at the executive's base salary rate for 12 months (the "Severance Period"), to be reduced by an amount equal to the amount of any other compensation earned by such individual during such Severance Period. Each of these employment agreements also provides for the Company to make payments to the executive in the event of cessation of employment as a result of a disability.

        Under each of the employment agreements, the executive agreed not to compete against the Company in the development or the sale of products relating to gene therapy, gene targeting or gene activation methods for two years after termination of employment (one year if the Company terminates such executive's employment other than for cause).

        In April 2003, Mr. Geffken and the Company entered into an agreement in connection with his resignation from the Company. Pursuant to this agreement, the Company paid Mr. Geffken severance pay equal to $336,900. Under the agreement, Mr. Geffken agreed not to compete against the Company in the research, development or sale of products for the treatment of lysosomal storage disorders until April 2004. The Company and Mr. Geffken also entered into an indemnification agreement pursuant to which the Company reaffirmed Mr. Geffken's rights to indemnification under the Company's certificate of incorporation.

        In connection with the resignation of Dr. Selden in April 2003, the Company agreed to continue to pay Dr. Selden his base salary of $450,000 for a period of 18 months. The Company also accelerated the vesting of all options previously granted to Dr. Selden and extended the periods during which he may exercise such options. The Company expects to enter into an indemnification agreement with Dr. Selden pursuant to which the Company will indemnify Dr. Selden as a former director and executive officer of the Company.

Report of the Compensation Committee

        The Board of Directors of the Company has delegated to the Compensation Committee of the Board of Directors the responsibility for establishing compensation policies with respect to TKT's executive officers. The objectives of the executive compensation program established by the Compensation Committee are to establish compensation levels designed to enable TKT to attract, retain and reward executive officers who contribute to the long-term success of TKT so as to support the achievement of TKT's long-term strategic objectives, to enhance stockholder value and, to the extent possible, to maximize the deductibility of compensation for tax purposes.

        The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards, and stock option grants. These components are administered with the goals of providing total compensation that is competitive in the marketplace, recognizing meaningful differences in individual performance and offering the opportunity to earn above average rewards when merited by individual and corporate performance. Bonus awards are primarily based on corporate performance, with actual awards varying according to TKT's overall performance and the individual's impact on that performance. Stock option grants are critical components of the executive compensation program and are intended to provide executive officers with an equity interest in TKT so as to link a meaningful portion of the compensation of TKT's executive officers with the performance of TKT's Common Stock.

        This report is submitted by the Compensation Committee and addresses the compensation policies for 2002 as such policies affected Dr. Selden, in his capacity as President and Chief Executive Officer of TKT, and the other executive officers of TKT.

Executive Compensation Program

        Annual compensation for TKT's executive officers, including the Named Executive Officers, consists of three principal elements: base salary, cash bonus and stock option grants. In addition, TKT executive officers may be eligible to participate in certain TKT executive compensation plans, including TKT's 401(k) Plan and Deferred Compensation Plan.

Base Salary And Cash Bonus

        The minimum base salaries of Mr. Astrue and Drs. Treco and Pendergast are established in their employment agreements. Subject to these minimums, salary levels of these executives are reviewed and normally adjusted annually. In setting the annual base salaries for TKT's executive officers, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of TKT. Many of these companies are biotechnology and pharmaceutical companies, some of which are engaged in the research, development, manufacture and sale of therapeutic proteins. TKT compares the salary levels of its executive officers with those of these other leading companies through reviews of survey and proxy statement data collected by the Committee and from informal studies presented to the Compensation

Committee by management, and strives to provide its executive officers with cash compensation competitive, generally, with the fiftieth percentile for total annual cash compensation paid by comparable companies.

        In setting the annual base salaries, the Compensation Committee also reviews and evaluates the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on TKT and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside TKT. Adjustments to each individual's base salary are made in connection with annual performance reviews.

        Cash bonuses are tied directly to TKT's achievement of its goals and objectives and the contribution of the executive to such achievements. The Company's executive officers did not receive cash bonuses for 2002 in large part due to the uncertainty of receipt of marketing authorization for Replagal in the United States.

Stock Options

        Executive officer compensation also includes long-term incentives afforded by options to purchase shares of Common Stock. The Compensation Committee awards stock options under TKT's stock incentive plans to TKT's Chief Executive Officer and other executive officers. The purposes of TKT's stock option programs are (i) to highlight and reinforce the mutuality of long-term interests between employees and stockholders and (ii) to assist in the attraction and retention of critically important executives, managers and individual contributors who are essential to TKT's growth and development.

        TKT's stock programs generally include long vesting periods to optimize the retention value of these options and to orient TKT's executive officers to longer term success. Generally, stock options vest in equal annual installments up to six years commencing on the date of grant and, if employees leave TKT before these vesting periods, they forfeit the unvested portions of these awards.

        The number of shares of Common Stock subject to stock option grants is generally intended to reflect the significance of the executive's current and anticipated contributions to TKT. Since November 1996, the exercise price of options granted by TKT has been set at or above 100% of the fair market value of the Common Stock per share on the date of grant. The value realized from exercisable options is dependent upon the extent to which TKT's performance is reflected in the price of its Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the option's vesting schedule and not by the Compensation Committee.

        Typically, the Compensation Committee grants stock option awards to the Company's executive officers in December of a fiscal year after careful review of the individual's performance and contribution to the Company's overall performance. In 2002, however, the Compensation Committee did not grant any stock options to the Company's executive officers, in large part due to the uncertainty of receipt of marketing authorization for Replagal in the United States.

Dr. Selden's 2002 Compensation

        While employed, Dr. Selden was eligible to participate in the same executive compensation plans available to the other executive officers of TKT. During 2002, Dr. Selden's annual base salary was

$450,000. Dr. Selden did not receive a bonus or Company stock options in 2002, in large part due to the uncertainty of receipt of marketing authorization for Replagal in the United States.

  Compliance With Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to a public company for certain compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to TKT's executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that the compensation attributable to awards granted will be treated as qualified performance based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes that such payments are appropriate and in the best interests of TKT and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

William R. Miller Rodman W. Moorhead, III

Compensation Committee Interlocks And Insider Participation

        During 2002, TKT's Compensation Committee consisted of Messrs. Miller and Moorhead, each of whom are non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Stock Performance Graph

        The following graph compares cumulative total stockholder return on the Company's Common Stock since December 31, 1997 with the cumulative total return for the NASDAQ Composite Index and the NASDAQ Pharmaceutical Index. This graph assumes the investment of $100 on December 31, 1997 in the Company's Common Stock, the NASDAQ Composite Index and the NASDAQ Pharmaceutical Index and assumes dividends are reinvested.

	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01	12/31/02
Transkaryotic Therapies, Inc.	$100	$72	$110	$104	$122	$28
NASDAQ Composite—U.S.	100	141	255	153	121	83
NASDAQ Pharmaceutical	100	128	240	299	254	182

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on its review of copies of reports filed by individuals required to make filings ("Reporting Persons") pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons that no Form 5 filing was required for such persons, the Company believes that during 2002 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act, except that Dr. Selden did not file on a timely basis a Form 4 with respect to a single transaction that took place in February 2002.

Accounting Matters

        The Board of Directors has selected the independent accounting firm of Ernst & Young LLP to audit the accounts of TKT for the year ending December 31, 2003. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Independent Auditors Fees

        The following table shows the aggregate fees billed to the Company for professional services rendered by Ernst & Young L.L.P. in 2002 and 2001, respectively. The Audit Committee of the Company's Board of Directors believes that the non-audit services described below did not compromise Ernst & Young's independence.

Year	Audit Fees(1)	Audit-Related Fees(2)	Tax Fees(3)
2002	$383,695	$—	$49,210
2001	$160,920	$26,108	$168,764

(1)
Represents total fees related to the audit of the Company's annual financial statements, the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q, and registration statements.
(2)
Represents total fees for audit-related services rendered other than those described in (1) above. These were no such fees in 2002. The fees for 2001 totaling $26,108 were for accounting consultations for certain transactions.
(3)
Represents total fees paid to Ernst & Young for tax services rendered other than services described in note (1) above. These fees consisted of the following in 2002:
•
$14,210 for tax consulting and compliance services; and
•
$35,000 for tax outsourcing services.

        The fees consisted of the following in 2001:

  •
  $137,004 for tax consulting and compliance services; and
  •
  $31,760 for tax outsourcing services.

Report of the Audit Committee

        The Audit Committee is composed of three members, Messrs. Miller, Thomas and Yetter, and acts under a written charter, which was most recently amended and restated in March 2001. The members of the Audit Committee are independent directors, as defined by the Audit Committee charter and the rules of the NASDAQ National Market.

        The Audit Committee reviewed the Company's audited consolidated financial statements for the year ended December 31, 2002 and discussed these financial statements with the Company's management and with Ernst & Young, the Company's independent auditors. The Audit Committee also reviewed and discussed with Ernst & Young, Ernst & Young's judgment as to the quality and clarity of the audited financial statements and TKT's accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        Ernst & Young provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent auditors the matters disclosed in this letter and their independence from management and the Company. The Audit Committee also considered whether the independent auditors' provision of certain other, non-audit related services to the Company is compatible with maintaining such auditors' independence. These non-audit related services are described above under "Independent Auditors Fees."

        Based on its discussions with management and Ernst & Young, and its review of the representations and information provided by management and Ernst & Young, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

William R. Miller James E. Thomas Wayne P. Yetter

OTHER INFORMATION

Other Matters

        Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation Expenses

        TKT will bear all costs of the solicitation of proxies on behalf of the Board of Directors. In addition to solicitations by mail, TKT's directors, officers and employees, without additional pay, may solicit proxies by telephone or personal meetings. TKT reserves the right to retain other outside agencies for the purpose of soliciting proxies. TKT will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, TKT will reimburse them for their out-of-pocket expenses in this regard.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of TKT's proxy statement or annual report may have been sent to multiple stockholders in your household. TKT will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: Transkaryotic Therapies, Inc., Attention: Corporate Communications, 700 Main Street, Cambridge, Massachusetts 02139 (617-349-0200). If you wish to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact TKT at the above address and phone number.

Deadline for Submission of Stockholder Proposals for the 2004 Annual Meeting

        Proposals of stockholders intended to be presented at the 2004 Annual Meeting must be received by the Company at its principal office in Cambridge, Massachusetts not later than January 2, 2004 for inclusion in the proxy statement for that meeting.

        If a stockholder of the Company wishes to present a proposal before the 2004 Annual Meeting, but does not wish to have the proposal considered for inclusion in the Company's proxy statement and proxy card, such stockholder must also give written notice to the Corporate Communications Department at its principal office in Cambridge, Massachusetts. The Company must receive such notice no earlier than March 12, 2004 and no later than April 12, 2004. Notwithstanding the foregoing, if the Company provides less than 70 days notice or prior public disclosure of the date of the meeting to the stockholders, notice by the stockholders must be received by the Secretary no later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If a stockholder fails to provide timely notice of a proposal to be presented at the 2004 Annual Meeting, the persons named in the proxy will have discretionary authority to vote on any such proposal. If a stockholder makes a timely notification, the persons named in the proxy may still exercise discretionary authority under circumstances consistent with the Securities and Exchange Commission proxy rules.

By Order of the Board of Directors, Philip T. Chase, Secretary

April 30, 2003

        THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

TRANSKARYOTIC THERAPIES, INC.
ANNUAL MEETING OF STOCKHOLDERS

To be held on June 10, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

        The undersigned, revoking all prior proxies, hereby appoints Michael J. Astrue and David D. Pendergast, and each of them, with full power of substitution, as Proxies to represent and vote as designated hereon all shares of stock of Transkaryotic Therapies, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the 2003 Annual Meeting of Stockholders of the Company to be held on Tuesday, June 10, 2003, at 10:00 a.m., Eastern Standard Time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, and at any adjournment thereof, with respect to the matters set forth on the reverse side hereof.

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DETACH HERE

☒ Please mark votes as in this example.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES.

1.
To elect the following seven directors for the ensuing year:

        Nominees:    Michael J. Astrue, Walter Gilbert, Jonathan S. Leff, William R. Miller, Rodman W. Moorhead, III, James E. Thomas and Wayne P. Yetter.

☐ For            ☐ Withheld

For all nominees except as noted above

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. When signing as an executor, administrator, trustee, guardian, or attorney, please give full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature:	Date:
Signature:	Date:

127-PS-03

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